This order has been:
Granted

WY Chancery Court CH-2023-0000028 Filing ID: 71753694 Filing Date: Jan 05, 2024	Judge Richard L. Lavery

CHANCERY COURT OF THE STATE OF WYOMING
CHANCERY COURT

WY Chancery Court
Jan 05 2024 05:32PM
CH-2023-0000028
71755071
N/A

FILED

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Morrow Ni LLP
Angus F. Ni (*pro hac vice*)
Serena Y. Yang (*pro hac vice*)
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Seattle, Washington, 98104.
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angus@moni.law

IN THE CHANCERY COURT OF THE STATE OF WYOMING

AISHANGYOU LIMITED, DADA BUSINESS TRADING CO., LIMITED, DONGPING LIU, FENGZHEN AI, MIN LI, PEIFENG YU, PIJUN LIU, WENWEN YU, and YANQIN CHEN, derivatively on behalf of WETRADE GROUP, INC.,

Plaintiffs and Counterclaim-Defendants,

v

BIMING GUO,

Defendant,

v

WETRADE GROUP, INC.,

Nominal-Defendant, Counterclaimant, and Third-Party Plaintiff,

v

ZHENG DAI, LINA JIANG,

Third-Party Defendants.

Case No. CH-2023-0000028

Stipulated Order For Preliminary Injunction

STIPULATED PRELIMINARY INJUNCTION
IN FAVOR OF WETRADE GROUP, INC.

WHEREAS, this matter came before the Court on Nominal Defendant, Counterclaimant, and Third-Party Plaintiff WeTrade Group, Inc.'s ("WeTrade") Motion for Temporary Restraining Order and Preliminary Injunction ("Motion").

WHEREAS, AiShangyou Limited, Dada Business Trading Co., Limited, Dongping Liu, Fengzhen Ai, Min Li, Peifeng Yu, Pijun Liu, Wenwen Yu, and Yanqin Chen (collectively, "Plaintiffs") have withdrawn their Motion for Temporary Restraining Order and Preliminary Injunction, and have further withdrawn their opposition to the Motion.

WHEREAS, the parties have conferred and Plaintiffs agree to stipulate to a preliminary injunction as set forth below.

THEREFORE, the parties stipulate, and jointly request that the Court order that:

1. The Motion is MOOT as a result of this stipulated preliminary injunction.

2. Plaintiffs (including Third-Party Defendants Zheng Dai and Lina Jiang) are preliminarily enjoined from, directly or indirectly, or through any agents:

a. acting as or holding themselves out as, majority shareholders, directors, executives, or employees of WeTrade (including any subsidiaries and affiliates, the same hereinafter for the purpose of this order), or asserting that they have any control or managerial authority over WeTrade; *provided, however*, to the extent parties to any yet-unterminated employment agreement with WeTrade (or any subsidiary or affiliate) is prevented from performing under such agreement by this order, the parties shall not cite this order as a basis for breach or damages;

b. making any attempts to contact the SEC, Nasdaq, or other government authorities, to change filing access codes and passes, or to make any filings or press release on behalf of WeTrade;

c. making any attempts to change the board composition or the executive team of WeTrade;

d. disseminating false statements to any third party regarding WeTrade or its former and current leadership;

e. as it relates to WeTrade's business, making any attempts to instruct or contact any of WeTrade's service providers, including but not limited to auditors, stock transfer agents, and filing agents; and

f. making any attempts to issue WeTrade shares.

3. For the avoidance of doubt, pursuant to Wyo. R. Civ. P. Ch. Ct. 65(d)(2), the persons bound by this order include:

a. the above-enjoined parties;

b. their officers, agents, servants, employees, and attorneys and

c. other persons who are in active concert or participation with the enjoined parties or their officers, agents, servants, employees, and attorneys.

4. Pursuant to Wyo. R. Civ. P. Ch. Ct. 65(d)(2), third parties who receive actual notice of this order are also bound.

5. Nothing in this Order shall prevent the persons or entities bound by this Order from exercising their lawful rights as shareholder of WeTrade's common stock.

DATED this ______ day of _____________, 2023.

____
HONORABLE RICHARD LAVERY